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                                                                   EXHIBIT 10.20

                 AMENDMENT NO. 1 TO PURCHASE AND SALE AGREEMENT

       This Amendment No. 1 to Purchase and Sale Agreement (Amendment No. 1") is entered into by and between Anadarko Petroleum Corporation, a Delaware corporation with offices located at 17001 Northchase Drive, Houston, Texas 77060 ("Seller") and Titan Resources, L.P., a Texas limited partnership acting herein by and through Titan Resources I, Inc., its sole general partner with offices located at 500 West Texas, Suite 500, Midland, Texas 79701 ("Buyer").

                                  RECITATIONS

       Terms defined in the Agreement and delineated herein by initial capital letters shall have the same meaning ascribed thereto in the Agreement, except to the extent that the meaning of such term is specifically modified by the provisions hereof. In addition, other terms not defined in the Agreement but defined herein will, when delineated with initial capital letters, have the meanings ascribed thereto in this Amendment No. 1. Terms and phrases which are not delineated by initial capital letters shall have the meanings commonly ascribed thereto.

       Buyer and Seller have heretofore entered into that certain Purchase and Sale Agreement (the "Agreement") dated October 12, 1995 pursuant to which Buyer has contracted to purchase and Seller has contracted to sell certain oil and gas leases covering lands in the Permian Basin of Texas and New Mexico, all as more fully described in the Agreement.

       Buyer and Seller have agreed to certain changes to the terms and conditions of the Agreement to reflect the results of Buyer's pre-acquisition environmental review of the property.

       Buyer and Seller, to reflect such changes in environmental terms and conditions and to accommodate the sale of certain properties directly to Cross Timbers Oil Company and Apache Corporation by Seller, have agreed to the following amendments to the Agreement.

       NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

       1. Exhibit A, Exhibit C, and Exhibit 12.03 to the Agreement are amended in their entirety and substituted in lieu thereof as attached hereto.

       2. Section 2.01 of the Agreement shall be amended to reflect that the Purchase Price payable by Buyer to Seller at Closing shall be $42,315,000.00, subject to adjustments as provided in the Agreement (but excluding adjustments for any and all Environmental Defects which have been taken into account in the Purchase Price referenced above.

       3. Section 11.01 of the Agreement shall be amended in its entirety to read in its entirety as follows:

              "Section 11.10 Seller's Obligations. On and after the Effective date until the change of Operation Date, Seller shall continue to operate that portion of the Property operated by Seller prior to the Effective Date in a prudent manner consistent with generally accepted industry practices and standards, applicable laws and regulations, and all applicable lease and other agreement terms and shall continue to administer the portion of the Property not operated by Seller. Seller shall be entitled to retain any overhead payments received from third parties as provided for in the COPAS accounting procedures attached to relevant operating agreements and which are received and attributable to operations between the Effective Date and the Change of Operation Date. Seller shall invoice Buyer at the rate of $30,000 per month for Buyer's share of the overhead attributable to the Property operated and administered by Seller on behalf of Buyer during the period between the Effective Date and the Change of Operation Date. In addition, Seller will continue to provide such operational and administrative services as Buyer may request for a period of not more than two calendar months following the Change of Operations Date at a price per month agreed upon between Buyer and Seller not to exceed $30,000 per month. Seller makes no representation or warranty that Buyer will become operator of any portion of the Property, as that matter is controlled by the applicable operating agreement. Following the execution of this Agreement and prior to termination of operation of the Property by Seller, Seller shall not remove or cause to be removed any equipment used as part of its normal production operations without first obtaining the written consent of Buyer nor shall Seller transfer, sell or hypothecate, encumber or otherwise dispose of the Property. Seller further agrees not to make any commitments to expend capital funds in connection with the ownership or operation of the Property (other than as required by law of governmental order or regulation or in connection with an emergency) in an amount in excess of $25,000 (net to Seller's interest) per individual authorization for expenditure without the approval of Buyer. If Buyer fails to respond within a period of time (which period shall be equal to one-half of any time limitations imposed upon Seller with respect to such matter) following delivery by Seller of a request for approval with respect to any proposed commitment for expenditures, then Buyer shall be deemed to have consented to such commitment."

       4. Section 12.03 of the Agreement shall be amended in its entirety to read as follows:

       "Section 12.03 Imbalances. Exhibit 12.03, contains Seller's good faith estimate of imbalances (overproduction and/or under production) relating to the Property as of the Effective Date. The Purchase Price shall be adjusted upward or downward (as the case may be) at Closing and at the Final Settlement Date as follows:

              (i) If the actual overproduction is less than 289,500 MCF, then the Purchase Price will be increased by $1.00 per MCF multiplied by the amount by which the actual overproduction is less than 289,500 MCF;

              (ii) If the actual overproduction is greater than 552,500 MCF, then the Purchase Price will be decreased by $1.00 MCF multiplied by the amount by which the actual overproduction exceeds 552,500 MCF;

              (iii) If the actual overproduction is greater than 289,500 MCF and less than 552,500 MCF, then no adjustment to the Purchase Price will be made."
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       5.     Section 13.15 of the Agreement shall be amended in its entirety to read as follows:

              "Section 13.15 Seller's General Indemnity. Subject to the other express provisions of this Agreement, Seller, for a period of two years from Closing, and only as to such actions attributable to it for periods prior to the Effective Date where Seller has been the record owner, agrees to indemnify, defend and hold Buyer harmless from and against any and all claims, demands, losses, damages, punitive damages, costs, expenses, causes of action or judgements of any kind or character with respect to all liabilities and obligations or alleged or threatened liabilities and obligations, including claims for personal injury, illness, disease, wrongful death, damage to property, liability based on strict liability or condition of the Property and which are attributable to or arising out of (i) Seller's acts or omissions, and
(ii) the ownership or operation of the Property by Seller prior to the Effective Date, including, without limitation, any interest, penalty, reasonable attorney's fees and other costs and expenses incurred in connection therewith or the defense thereof, if the aggregate claims, damages, etc. exceed $100,000. The indemnities in this Section 13.15 specifically exclude any and all Environmental Claims for which Buyer has indemnified Seller under Section
13.18 hereof."

       6. Section 13.18 of the Agreement shall be amended in its entirety to read as follows:

              "Section 13.18 General Environmental Indemnity. If the Closing occurs, Buyer shall be responsible for and agrees to indemnify, defend and hold harmless the Seller from and against any and all losses attributable to damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, or fines or penalties (collectively, "Claims") arising out of or attributable to, in whole or in part, either directly or indirectly, the condition or operation of the Property at any time (past, present, or future) that is determined to be a result of or caused in whole or in part by Buyer's and/or Seller's violation of, failure to fulfill duties imposed by or incurrence of liability under, any Environmental Laws (as defined below and is in effect on the date hereof) or under any principle of common law relating to duties to protect or not unduly disturb human health or environmental quality (any such claim being referred to herein as an "Environmental Claim"). Buyer's indemnity of Seller, as set forth in this section, shall not, however, cover any claims, including Environmental Claims, resulting directly or indirectly from a breach by Seller of any of its representations, warranties and covenants set forth herein, including, but not limited to, Seller's obligations under
Section 13.17."

       Executed this 11th day of December, 1995.



                                     ANADARKO PETROLEUM CORPORATION




                                     By:  /s/ BRUCE H. STOVER
                                        ----------------------------
                                         BRUCE H. STOVER,
                                         VICE PRESIDENT ACQUISITIONS
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                                     TITAN RESOURCES, L.P.

                                     By: Titan Resources I, Inc., its Sole
                                         General Partner



                                     By: /s/ DAN P. COLWELL
                                        ----------------------------------
                                         DAN P. COLWELL,
                                         VICE PRESIDENT

                                     TITAN RESOURCES, L.P.

                                     By: Titan Resources I, Inc., its Sole
                                         General Partner



                                     By: /s/ JACK HIGHTOWER
                                        ----------------------------------
                                         JACK HIGHTOWER
                                         VICE PRESIDENT